NEWS RELEASE

For further information contact:
Greg Rosenstein                              Cathy Green
Manager of Investor Relations                Chief Financial Officer
(318) 234-4590                               (318) 234-4590

FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 16, 1996

           AMERICAN OILFIELD DIVERS EXTENDS OFFER DEADLINE TO
WEDNESDAY, OCTOBER 30, 1996; DENOUNCES HARD SUITS' LOAN AS A POISON PILL


  Lafayette, LA -- AOD Acquisition Corp., a wholly owned subsidiary of American Oilfield Divers, Inc. (NASDAQ: DIVE), announced today that it has extended its Offer to acquire all of the issued and outstanding shares of Hard Suits Inc. at a price of CDN$1.50 per share (US$1.095 per share) to October 30, 1996.

  Subsequent to the offer, Hard Suits announced its intention to enter into a CDN$2.5 million loan agreement. The loan would carry an average interest rate of 14%, have a redemption premium which could be as high as 100%, and includes warrants which, when exercised, represent more than 27% of the outstanding common shares.

  AOD believes the loan is contrary to the best interests of existing shareholders of Hard Suits. George Yax, President and Chief Executive Officer of AOD said, "the terms of this loan are outrageous. The loan only benefits the management and advisors of Hard Suits."

  Yax added that AOD believes it is in the best interest of Hard Suits' shareholders to tender their shares, especially since Hard Suits' own investment advisory firm C.M. Oliver & Company, Ltd., concluded that the Offer of CDN$1.50 per share (US$1.095) was adequate from a financial point of view.

  American Oilfield Divers, Inc., is a leading provider of diving services, subsea products, marine construction and environmental services to the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, U.S. West Coast, internationally and to certain U.S. inland customers.

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